Exhibit 99.1

AMD NEWS RELEASE

EDITORIAL CONTACTS:	INVESTOR CONTACTS:
Drew Prairie	Mike Haase
(512) 602-4425	(408) 749-3124
drew.prairie@amd.com	mike.haase@amd.com

AMD Reports Second Quarter Results

– Microprocessor Unit Shipments Increase 22% Year-Over-Year and 38% Sequentially –

SUNNYVALE, Calif. — July 19, 2007 — AMD (NYSE: AMD) today reported financial results for the quarter ended June 30, 20071. AMD reported second quarter 2007 revenue of $1.378 billion, an operating loss of $457 million, and a net loss of $600 million, or $1.09 per share. These results include an impact of $130 million, or $0.24 per share, from ATI acquisition-related and integration charges of $78 million, employee stock-based compensation expense of $31 million, severance charges of $16 million and debt issuance charges of $5 million. In the first quarter of 2007, AMD reported revenue of $1.233 billion and an operating loss of $504 million. In the second quarter of 2006, AMD reported revenue of $1.216 billion and operating income of $102 million.

				Change
($M except percentages)	Q2-07	Q1-07	Q2-06[1]	Q2-07 vs Q1-07	Q2-07 vs Q2-06
Revenue	$1,378	$1,233	$1,216	12%	13%
Operating Income (Loss)
GAAP Operating income (loss)	$(457)	$(504)	$102
Acquisition-related, integration and severance charges	$94	$113	NA
Stock-based compensation expense	$31	$28	$18
Non-GAAP Operating income (loss) [2]	$(332)	$(363)	$120

[1]

As a result of the acquisition of ATI, 2006 financial results only include the results of the former ATI operations from October 25 through December 31, 2006. Therefore, financial results for the second quarter 2007 do not correlate directly to those for the second quarter 2006.

[2]

In this press release, AMD has provided non-GAAP financial measures for operating income (loss) and gross margin to reflect its financial results without acquisition-related, integration and severance charges and employee stock-based compensation expense. Management believes this non-GAAP presentation makes it easier for investors to compare current and historical period operating results.

-more-	#27096

“While we made solid progress in the second quarter across a number of fronts, we must improve our financial results,” said Robert J. Rivet, AMD’s Chief Financial Officer. “We achieved a 12 percent sequential revenue increase, improved the gross margin and won back microprocessor unit and revenue market share. Strong distribution channel demand, initial sales to Toshiba, and a broader adoption of AMD platforms led to a 38 percent sequential increase in microprocessor unit shipments. In addition, our Graphics business gained momentum at the end of the quarter as we began shipping the new ATI Radeon HD™ 2000 family of graphics processors.

“We continue to focus on realigning our business model and reducing our capital expenditures and cost structure in the second half of the year.”

Second quarter 2007 gross margin was 34 percent, excluding stock-based compensation expense, acquisition-related and severance charges, compared to 31 percent in the first quarter of 2007 and 57 percent in the second quarter of 2006. The increase from the prior quarter was largely due to increased microprocessor unit shipments. The second quarter gross margin was impacted by a write-off of older microprocessor inventory of approximately $30 million.

($M except percentages)	Q2-07	Q1-07	Q2-06
Gross Margins
GAAP Gross margin	$461	$347	$690
GAAP Gross margin %	33%	28%	57%
Acquisition-related and severance charges	$2	$29	NA
Stock-based compensation expense	$2	$2	$2
Non-GAAP Gross margin[2]	$465	$378	$692
Non-GAAP Gross margin[2] %	34%	31%	57%

Computing Solutions

Second quarter Computing Solutions segment revenue was $1.098 billion, compared with $918 million in the first quarter of 2007. The 20 percent sequential increase was primarily due to a 38 percent increase in microprocessor unit shipments, offset partially by lower average selling prices (ASPs) for desktop microprocessors. Second quarter server, mobile, and desktop microprocessor revenue increased sequentially. Mobile processor unit shipments increased 21 percent sequentially and 82 percent year-over-year.

-more-	#27096

Graphics

In the seasonally down second quarter, Graphics segment revenue of $195 million was flat from the first quarter of 2007. Initial sales of the ATI Radeon HD 2000 family of graphics processors were strong in the channel, and design win momentum with key mobile and desktop OEMs continues to grow.

Consumer Electronics

Second quarter Consumer Electronics segment revenue was $85 million, compared with $118 million in the first quarter of 2007. The sequential revenue decline of 28 percent was largely the result of lower handheld unit sales and revenue, partially offset by increased digital TV processor revenue.

Additional Highlights

•

Toshiba chose AMD as a strategic supplier for its new series of Satellite notebook computers powered by an AMD platform featuring AMD Turion™ 64 X2 dual-core mobile technology and the AMD M690 chipset.

•	Customers continued to adopt AMD-based solutions across a broader portion of their product offerings:

•	Acer launched three consumer Aspire notebooks and three commercial TravelMate notebooks based on AMD Turion 64 X2 dual-core mobile technology.

•

Dell expanded its AMD-based commercial solutions with the launch of a new AMD-based Latitude notebook and OptiPlex™ desktop. Dell also added ten new PowerEdge™ servers powered by AMD Opteron™ processors and two new Dell Inspiron™ desktop systems powered by AMD Athlon™ X2 microprocessors. The AMD-based Dell Inspiron 531 PC received editors’ choice awards from PC Magazine and CNET.

•	Fujitsu-Siemens announced a new Amilo notebook based on AMD Turion X2 dual-core mobile technology.

•	HP announced two new HP Blade PCs based on single-core AMD Athlon 64 and AMD Athlon 64 X2 dual-core processors.

•	Sun Microsystems unveiled its new Blade 6000 server based on AMD Opteron processors.

-more-	#27096

•

AMD announced that initial revenue shipments of the industry’s first native x86 quad-core processor, “Barcelona,” will commence in the third quarter in both standard and low-power versions. AMD broadened its portfolio of product offerings in the quarter with the introduction of:

•

The ATI Radeon HD™ 2000 series, a top-to-bottom line of ten discrete graphics processors for both desktop and mobile platforms that deliver the Ultimate Visual Experience™ through immersive HD gaming with DirectX® 10 and HD media playback.

•	Three new AMD Opteron processors, models 1222 SE, 2222 SE, and 8222 SE.

•	The AMD Turion 64 X2 dual-core mobile technology TL-66.

•	The AMD Athlon 64 X2 dual-core processor 6000+ and 5200+.

•	45-watt energy-efficient AMD Athlon X2 dual-core processor BE-2350 and BE-2300.

•

AMD disclosed details of its next-generation platform for notebook computing, codenamed “Puma.” The platform pairs AMD’s next-generation notebook processor, “Griffin,” with the next-generation AMD “RS780” mobile chipset. “Puma” represents one of the first results of the “new AMD,” delivering an optimized mobile solution with extended battery life, graphics and video processing enhancements and improved overall system performance.

•

The Italian stock exchange, Borsa Italiana, joined the growing roster of global exchange customers running their business on AMD Opteron processor based technology, including NYSE Group, Inc., the International Securities Exchange’s Stock Exchange, London Stock Exchange, Luxembourg Stock Exchange, Montréal Exchange and Philadelphia Stock Exchange.

Current Outlook

AMD’s outlook statements are based on current expectations. The following statements are forward looking, and actual results could differ materially depending on market conditions and the factors set forth under “Cautionary Statement” below.

In the seasonally up third quarter, AMD expects revenue to increase in line with seasonality.

-more-	#27096

AMD Teleconference

AMD will hold a conference call for the financial community at 2:00 p.m. PT (5:00 p.m. ET) today to discuss second quarter financial results. AMD will provide a real-time audio broadcast of the teleconference on the Investor Relations page of its Web site at www.amd.com. The webcast will be available for 10 days after the conference call.

About AMD

Advanced Micro Devices (NYSE: AMD) is a leading global provider of innovative processing solutions in the computing, graphics and consumer electronics markets. AMD is dedicated to driving open innovation, choice and industry growth by delivering superior customer-centric solutions that empower consumers and businesses worldwide. For more information, visit www.amd.com.

Cautionary Statement

This release contains forward-looking statements concerning revenue for the third quarter of 2007, timing of new product releases, product features and performance characteristics and planned reductions in capital expenditures and cost structure, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are commonly identified by words such as “would,” “may,” “expects,” “believes,” “plans,” “intends,” “projects,” and other terms with similar meaning. Investors are cautioned that the forward-looking statements in this release are based on current beliefs, assumptions and expectations, speak only as of the date of this release and involve risks and uncertainties that could cause actual results to differ materially from current expectations. Risks include the possibility that Intel Corporation’s pricing, marketing and rebating programs, product bundling, standard setting, new product introductions or other activities targeting the company’s business will prevent attainment of the company’s current plans; the company will require additional funding and may not be able to raise funds on favorable terms or at all; the company’s cost reduction efforts will not be effective; customers stop buying the company’s products or materially reduce their operations or demand for its products; the company will be unable to develop, launch and ramp new products and technologies in the volumes and mix required by the market and at mature yields on a timely basis; the company’s competitors, customers and suppliers may take

-more-	#27096

actions that will negate the anticipated benefits of the company’s acquisition of ATI; demand for computers and consumer electronics products and, in turn, demand for the company’s products will be lower than currently expected; global business and economic conditions will worsen, resulting in lower than currently expected revenue in the third quarter of 2007 and beyond; there will be unexpected variations in market growth and demand for the company’s products and technologies in light of the product mix that it may have available at any particular time or a decline in demand; the company will be unable to transition to advanced manufacturing process technologies in a timely and effective way, consistent with planned capital expenditures; the company will be unable to maintain the level of investment in research and development and capacity that is required to remain competitive; the company will be unable to obtain sufficient manufacturing capacity or components to meet demand for its products or the under-utilization of its microprocessor manufacturing facilities; and unfavorable results of operations of Spansion will adversely impact the company’s results of operations. Investors are urged to review in detail the risks and uncertainties in the company’s Securities and Exchange Commission filings, including but not limited to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.

AMD, the AMD Arrow logo, AMD Opteron, AMD Turion, AMD Athlon, and combinations thereof, and ATI, the ATI logo, Radeon and Imageon are trademarks of Advanced Micro Devices, Inc. Other names are for informational purposes only and used to identify companies and products and may be trademarks of their respective owners.

#27096

ADVANCED MICRO DEVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Millions except per share amounts and percentages)

	Quarter Ended			Six Months Ended
	June 30, 2007 (Unaudited)	March 31, 2007 (Unaudited)	July 2, 2006 (Unaudited)	June 30, 2007 (Unaudited)	July 2, 2006 (Unaudited)
Net revenue	$1,378	$1,233	$1,216	$2,611	$2,548

Cost of sales	917	886	526	1,803	1,079

Gross margin	461	347	690	808	1,469

Gross margin %	33.5%	28.1%	56.7%	30.9%	57.7%

Research and development	475	432	279	907	543

Marketing, general and administrative	365	335	309	700	565

Amortization of acquired intangible assets and integration charges	78	84	—	162	—

Operating income (loss)	(457)	(504)	102	(961)	361

Interest income	19	16	35	35	63
Interest expense	(99)	(78)	(18)	(177)	(41)
Other income (expense), net	(9)	2	7	(7)	(13)

Income (loss) before minority interest, equity in net loss of Spansion Inc. and other and income taxes	(546)	(564)	126	(1,110)	370

Minority interest in consolidated subsidiaries	(9)	(8)	(7)	(17)	(13)

Equity in net loss of Spansion Inc. and other	(13)	(16)	(12)	(29)	(30)

Income (loss) before income taxes	(568)	(588)	107	(1,156)	327

Provision (benefit) for income taxes	32	23	18	55	53

Net income (loss)	$(600)	$(611)	$89	$(1,211)	$274

Net income (loss) per common share

Basic	$(1.09)	$(1.11)	$0.18	$(2.20)	$0.58

Diluted	$(1.09)	$(1.11)	$0.18	$(2.20)	$0.55

Shares used in per share calculation

Basic	552	549	485	550	474
Diluted	552	549	500	550	498

ADVANCED MICRO DEVICES, INC.

CONSOLIDATED BALANCE SHEETS

(Millions)

	June 30, 2007 (Unaudited)	March 31, 2007 (Unaudited)	December 31, 2006*
Assets

Current assets:
Cash, cash equivalents and marketable securities	$1,594	$1,167	$1,541
Accounts receivable, net	648	667	1,140
Inventories	892	938	814
Prepaid expenses and other current assets	410	344	443
Deferred income taxes	54	71	25

Total current assets	3,598	3,187	3,963

Property, plant and equipment, net	4,575	4,405	3,987
Goodwill	3,180	3,186	3,217
Net investment in Spansion Inc.	326	345	371
Acquisition related intangible assets, net	1,065	1,136	1,207
Other assets	480	453	402

Total Assets	$13,224	$12,712	$13,147

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$985	$1,365	$1,338
Accrued compensation and benefits	192	160	177
Accrued liabilities	768	719	716
Deferred income on shipments to distributors	92	181	169
Current portion of long-term debt and capital lease obligations	219	182	125
Other current liabilities	220	304	327

Total current liabilities	2,476	2,911	2,852

Deferred income taxes	56	43	31
Long-term debt and capital lease obligations, less current portion	5,318	3,659	3,672
Other long-term liabilities	610	591	517
Minority interest in consolidated subsidiaries	292	303	290

Stockholders’ equity:
Capital stock:
Common stock, par value	6	6	5
Capital in excess of par value	5,237	5,372	5,316
Retained (deficit) earnings	(932)	(332)	308
Accumulated other comprehensive income	161	159	156

Total stockholders’ equity	4,472	5,205	5,785

Total Liabilities and Stockholders’ Equity	$13,224	$12,712	$13,147

*	Derived from the December 31, 2006 Audited Financial Statements of Advanced Micro Devices, Inc.

ADVANCED MICRO DEVICES, INC.

SELECTED CORPORATE DATA

(Unaudited)

(Millions except headcount and percentages)

	Quarter Ended			Six Months Ended
Segment Information (1)	June 30, 2007	March 31, 2007	July 2, 2006	June 30, 2007	July 2, 2006
Computing Solutions (2)
Net revenue	$1,098	$918	$1,216	$2,016	$2,553
Operating income (loss)	$(258)	$(321)	$136	$(579)	$448

Graphics (3)
Net revenue	195	197	—	392	—
Operating income (loss)	(50)	(35)	—	(85)	—

Consumer Electronics (4)
Net revenue	85	118	—	203	—
Operating income (loss)	(22)	(4)	—	(26)	—

All Other (5)
Net revenue	—	—	—	—	(5)
Operating income (loss)	(127)	(144)	(34)	(271)	(87)

Total AMD
Net revenue	$1,378	$1,233	$1,216	$2,611	$2,548
Operating income (loss)	$(457)	$(504)	$102	$(961)	$361

Other Data
Depreciation & amortization (excluding amortization of acquired intangible assets)	$255	$243	$193	$498	$367

Capital additions	$414	$586	$455	$1,000	$765

Headcount	16,719	16,745	10,967	16,719	10,967

Adjusted EBITDA (6)	$(143)	$(196)	$318	$(339)	$735

(1)	Starting in Q406, the Company no longer allocates employee stock-based compensation and profit sharing expenses to its segments. These expenses are recorded in the All Other category. Prior period information has been restated to conform to current period presentation.
(2)	Computing Solutions segment includes what was formerly the Computation Products segment and the Embedded Products segment as well as revenue from sales of chipsets sold by ATI prior to AMD’s acquisition of ATI.
(3)	Graphics segment includes 3D graphics, video and multimedia products developed for use in desktop and notebook computers, including home media PCs, professional workstations and servers.
(4)	Consumer Electronics segment includes products and revenue related to mobile phones and PDAs, digital televisions and other consumer electronics and revenue from royalties received in connection with sales of game console systems that incorporate the Company’s products.
(5)	All Other category includes employee stock-based compensation expense, profit sharing expense, certain operating expenses and credits that are not allocated to the operating segments, and Personal Internet Communicator (PIC) related activities in Q206 and for six months ended Q206. Also included in this category are the ATI acquisition-related and integration charges incurred in Q207 and Q107 and severance charges incurred in Q207. Details of the ATI acquisition-related, integration and severance charges and employee stock-based compensation expense are shown below.

ATI acquisition-related, integration and severance charges:

	Q207	Q107
Amortization of acquired intangible assets	$71	$71
Integration charges	7	13

Subtotal	78	84
Cost of fair value adjustment of acquired inventory	—	29

ATI acquisition-related and integration charges	$78	$113
Severance	$16	$—

Total	$94	$113

Employee stock-based compensation expense:

	Q207	Q107	Q206
Cost of sales	$2	$2	$2
Research and development	14	14	7
Marketing, general and administrative	15	12	9

	$31	$28	$18

(6)	Reconciliation of Net income (loss) to Adjusted EBITDA*

	Q207	Q107	Q206
Net income (loss)	$(600)	$(611)	$89
Depreciation and amortization	255	243	193
Amortization of acquired intangible assets	71	71	—
Interest expense	99	78	18
Provision (benefit) for income taxes	32	23	18

Adjusted EBITDA	$(143)	$(196)	$318

*	The Company defines Adjusted EBITDA as net income (loss) adjusted for depreciation and amortization, amortization of acquired intangible assets, interest expense and taxes. The Company calculated and communicated Adjusted EBITDA because management believes it is of interest to investors and lenders in relation to its overall capital structure and its ability to borrow additional funds. The Company’s calculation of Adjusted EBITDA may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view Adjusted EBITDA as an alternative to the U.S. GAAP operating measure of net income or U.S. GAAP liquidity measures of cash flows from operating, investing and financing activities. In addition, Adjusted EBITDA does not take into account changes in certain assets and liabilities as well as interest and income taxes that can affect cash flows.